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                                                                    EXHIBIT 14.1



                                PROMISSORY NOTE


$1,149,947.00                                            Hickory, North Carolina
                                                               January 31, 2000


         FOR VALUE RECEIVED the undersigned, James C. Richardson, Jr., promises to pay to L. Dent Miller, the principal sum of ONE MILLION ONE HUNDRED FORTY-NINE THOUSAND NINE HUNDRED FORTY-SEVEN and No/l00 Dollars ($1,149,947.00), with interest from even date herewith, at the rate of Nine Percent (9%) per annum on the unpaid balance until paid or until default, both principal and interest payable in lawful money of the United States of America, at 620 Sharon School Road, Statesville, North Carolina 28625, or at such place as the legal holder hereof may designate in writing. The principal and interest shall be due and payable as follows:

         In three (3) annual payments of accrued interest, the first such payment of accrued interest being due and payable on January 31, 2001, and each successive payment of accrued interest being due and payable each twelve (12) months thereafter until January 31, 2003, on which date the entire principal balance and any accrued interest thereon will be due and payable.

         Unless otherwise provided, this Note may be prepaid in full or in part at any time without penalty or premium. Partial payments shall be applied to installments due in reverse order of their maturity.

         In the event of default in payment of any installment of principal or interest hereof as the same becomes due and such default is not cured within ten
(10) days from written notice to cure, then in such event the holder, at his option, may without further notice, declare this Note in default and accelerate the remainder of the debt as due and payable. Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time. The unpaid principal of this Note, and any part thereof, accrued interest and all other sums due under this Note shall bear interest at the rate of Fifteen percent (15%) per annum after default until paid.

         The undersigned maker hereby waives presentment for protest, demand, and dishonor and all other notices or demand whatsoever, excepting notice of nonpayment above, and agrees to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any extension or extensions of time for the payment of principal and interest.

         Upon default the holder of this Note may employ an attorney to enforce the holder's rights and remedies, and the undersigned maker of this Note hereby agrees to pay to the holder reasonable attorney's fees not to exceed fifteen percent (15%) of the outstanding balance owing on said Note, plus all other reasonable expenses incurred by the holder in exercising any of the holder's rights and remedies upon default.

         This Note is governed and construed in accordance with the laws of the State of North Carolina.


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         The indebtedness evidenced by this Promissory Note may be assigned to another debtor. If such assignment occurs, James C. Richardson, Jr. will remain as a Guarantor of Payment and Performance.

         IN TESTIMONY WHEREOF, the maker has hereunto set his hand and adopted as his seal the word "SEAL" appearing beside his name on the day and year first above written.


                                      /s/ James C. Richardson, Jr.
                                      ----------------------------------- (SEAL)
                                      James C. Richardson, Jr.